Exhibit 10.40

ADDENDUM TO FACILITY AND MANAGEMENT SERVICES AGREEMENT

This Addendum (the “Addendum”) is entered into effective as of January 1, 2015, by and between U.S. Cancer Care, Inc., a Delaware corporation (“Manager”) and 21st Century Oncology of California, a Medical Corporation (“Medical Group”). This Addendum amends Section 4(a) of the Facility and Management Services Agreement (the “Agreement”) dated October 18, 2013 between Manager and Medical Group to revise the Management Fee, as defined in the Agreement.

From and after the date hereof, Section 4(a) shall read as follows:

4(a). Manager shall be paid, and Manager shall accept as payment for all facilities, Equipment, supplies, personnel and services provided to Medical Group hereunder, an annual amount equal to seventy-seven percent (77%) of Net Collected Dollars (the “Management Fee”). For purposes of this Agreement, “Net Collected Dollars” shall mean the gross collections attributable to radiation therapy services provided by Medical Group at the Licensed Premises during the term of this Agreement, net of refunds, adjustments, overpayments and the billing fee due Financial Services of Southwest Florida, LLC by Medical Group pursuant to the Billing Services Agreement further described in Section 5(a) (the “Billing Services Fee”).

Accepted:	U.S. CANCER CARE, INC.

	By:	/s/ JOSEPH BISCARDI
Joseph Biscardi
Assistant Treasurer

Accepted:	21ST CENTURY ONCOLOGY OF CALIFORNIA, A MEDICAL CORPORATION

	By:	/s/ DANIEL E. DOSORETZ, M.D.
Daniel E. Dosoretz, M.D.
Vice President